Exhibit 4.5

THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture (this “Supplemental Indenture”), dated as of September 11, 2013, among Sprint Corporation, a Delaware corporation (the “New Parent Guarantor”), Sprint Capital Corporation, a Delaware corporation (the “Company”), Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation), a Kansas corporation (the “Original Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company heretofore executed and delivered to the Trustee: (i) an indenture, dated as of October 1, 1998, among the Company, the Original Guarantor and the Trustee (the “Base Indenture”); (ii) an Officers’ Certificate, dated on or about November 16, 1998 (the “1998 Officers’ Certificate”), providing for the issuance of $2,500,000,000 aggregate principal amount of 6.875% Notes due 2028 (the “2028 Notes”); (iii) a First Supplemental Indenture, dated as of January 15, 1999, among the Company, the Original Guarantor and the Trustee (the “First Supplemental Indenture”); (iv) an Officers’ Certificate, dated on or about May 6, 1999 (the “1999 Officers’ Certificate”), providing for the issuance of $1,750,000,000 aggregate principal amount of 6.900% Notes due 2019 (the “2019 Notes”); (v) a Second Supplemental Indenture, dated as of October 15, 2001, among the Company, the Original Guarantor and the Trustee (together with the First Supplemental Indenture and the Base Indenture, the “Indenture”); and (vi) an Officers’ Certificate, dated on or about March 14, 2002 (the “2002 Officers’ Certificate” and, together with the 1998 Officers’ Certificate and the 1999 Officers’ Certificate, the “Officers’ Certificates”), providing for the issuance of $2,000,000,000 aggregate principal amount of 8.750% Notes due 2032 (the “2032 Notes” and, together with the 2028 Notes and the 2019 Notes, the “Notes”).

WHEREAS, as of the date hereof, the New Parent Guarantor has acquired a 100% ownership interest of the Original Guarantor, which in turn holds a 100% ownership interest in the Company;

WHEREAS, the parties wish to provide that the New Parent Guarantor will provide an irrevocable and unconditional guarantee in respect of the Notes;

WHEREAS, the guarantee of the New Parent Guarantor constitutes a direct benefit to it and will be in furtherance of its corporate purposes or necessary or convenient to the conduct, promotion or attainment of its business and, accordingly, in consideration therefor, the New Parent Guarantor is willing to guarantee the Notes on the terms set forth herein; and

WHEREAS, pursuant to Section 901(10) of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of the Holders of the Notes to make the changes described below that do not adversely affect the interests of the Holders in any material respect.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Parent Guarantor, the Company, the Other Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

2. AGREEMENT TO GUARANTEE. The New Parent Guarantor hereby agrees to and does hereby irrevocably and unconditionally guarantee, on a senior unsecured basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, all payment obligations of the Company under the Notes for the payment of principal of, premium, if any, and interest on the Notes, and all other amounts payable by the Company to the Holders of the Notes under the Notes, the Indenture and this Supplemental Indenture (the “Guarantee”). The Guarantee is limited to the maximum amount that can be guaranteed by law or without resulting in the Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally. The Guarantee shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) upon the Company exercising its legal defeasance or covenant defeasance option pursuant to Article XIII of the Base Indenture or the satisfaction and discharge of the obligations of the Company with respect to the Notes pursuant to Article IV of the Base Indenture, each in compliance with the terms of the Indenture. For the avoidance of doubt, (other than as expressly provided in the Indenture) nothing in this Supplemental Indenture shall prevent the New Parent Guarantor from merging with and into the Company, or the Company from merging with and into the New Parent Guarantor, and in such event the Guarantee shall terminate and the surviving entity shall remain the primary obligor under the Notes, the Indenture and this Supplemental Indenture. Furthermore, for the avoidance of doubt, (other than as expressly provided in the Indenture) nothing in this Supplemental Indenture shall prevent the New Parent Guarantor from merging with and into the Original Guarantor, or the Original Guarantor from merging with and into the New Parent Guarantor, and in such event the guarantee of the surviving entity shall remain in full force and effect and the guarantee of the non-surviving entity shall terminate. The New Parent Guarantor shall be subrogated to all rights of the Holders of the Notes against the Company in respect of any amounts paid by the New Parent Guarantor pursuant to the Guarantee; provided, however, that the New Parent Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Notes shall have been paid in full or payment thereof shall have been provided for in accordance with the provisions of the Indenture. For the avoidance of doubt, in the event of a default in payment by the Company, legal proceedings may be instituted against the New Parent Guarantor to enforce the Guarantee without first proceeding against the Company.

3. EFFECT OF SUPPLEMENTAL INDENTURE; CONFLICTS WITH INDENTURE. This Supplemental Indenture is executed by the New Parent Guarantor, the Company, the Original Guarantor and the Trustee upon the Company’s request, pursuant to the provisions of the Base Indenture, and the terms and conditions hereof shall be deemed to be part of the Base Indenture for all purposes. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Supplemental Indenture are inconsistent with, or conflict with, the terms of the Base Indenture, the terms of this Supplemental Indenture shall govern.

4. NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS OF THE NEW PARENT GUARANTOR. No director, officer, employee, incorporator or stockholder of the New Parent Guarantor, as such, shall have any liability for any obligations of the Company, the New Parent Guarantor or the Original Guarantor, any guarantee under any series of Notes, the Indenture, the Officers’ Certificates or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability.

5. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Parent Guarantor, the Company and the Original Guarantor.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

SPRINT CORPORATION

By:	/s/ Gregory D. Block
Name: Gregory D. Block
Title: Vice President and Treasurer

SPRINT CAPITAL CORPORATION

By:	/s/ Gregory D. Block
Name: Gregory D. Block
Title: Vice President and Treasurer

SPRINT COMMUNICATIONS, INC.

By:	/s/ Gregory D. Block
Name: Gregory D. Block
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,as Trustee

By:	/s/ Teresa Petta
Authorized Signatory

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